EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the incorporation by reference in Registration Statement on Form S-8 No. 333-65584 of Natus Medical Incorporated and subsidiaries of our report dated March 19, 2004 relating to the consolidated financial statements and financial statement schedule of Natus Medical Incorporated included in this Annual Report on Form 10-K.

/s/    BDO Seidman, LLP

San Francisco, California

April 5, 2004